Exhibit (a)(1)(L)

Stock Option Exchange Program Employee Presentation September, 2010

Why Are We Offering The Stock Option Exchange Program? Significant number of employees have options that are significantly “underwater” Provide increased financial upside for employees tied to a successful business turn around Eliminate the negative impact of significant underwater options Increase employee retention

What is the Stock Option Exchange Program? The opportunity for employees to exchange eligible (outstanding/unexercised) stock options for a lesser number of stock options with a new exercise price and new term Exercise price of new options will be the fair market value of a share of FFI stock at the end of the offer period Expected date: October 1, 2010 New stock options will have a new 3 year vesting schedule and 5 year term: 33.3% cliff after first year, monthly thereafter Both vested and unvested shares exchanged will be subject to new vesting terms

How Will My Current Options Be Exchanged? Stock options will be exchanged on a grant by grant basis You can not exchange only part of a stock option grant Vested and unvested options will be exchanged for unvested stock options Exchange Ratio Table $13.63 - $19.49 2.5 : 1 $19.50 - $24.99 3.0 : 1 $25.00 - $35.99 3.5 : 1 $36.00 and up 9.0 : 1 New options are scheduled to be granted (and exchanged options cancelled) on October 1, 2010

Should I exchange my options? The decision to participate in the exchange is each employee’s personal decision FormFactor management makes no recommendation as to whether an employee should or should not participate in the Stock Option Exchange Program There are risks and conditions to be considered before participating in the exchange program You are encouraged to review the information on the exchange available on InForm and the option exchange website: https://formfactor.equitybenefits.com

How Do I Exchange My Stock Options? Via stock option exchange website at: https://formfactor.equitybenefits.com Via paper forms available at: https://formfactor.equitybenefits.com InForm

Using The Website Stock Option Exchange Program Exchange Offer Commencement Date: September 2, 2010 Exchange Offer Expiration: September 30, 2010 at 9:00 p.m. Pacific Time Welcome to the FormFactor Stock Option Exchange website! Please enter your Login ID (email name) and Password. Your initial password is your date of birth in mmddyyyy format. You will be prompted to set a new password. Login ID: Password: ENTER @formfactor.com (Case Sensitive)

Stock Option Exchange Program Exchange Offer Commencement Date: September 2, 2010 Exchange Offer Expiration: September 30, 2010 at 9:00 p.m. Pacific Time Welcome: Home Logout Documentation and Instructions Click on any of the links below to learn more. Schedule TO – Tender Offer Statement Offer To Exchange FAQs Election Form Notice of Withdrawal Form Stock Option Agreement Form For New Stock Options Stock Option Agreement Terms Change Your Password The PDF documents above require Adobe Acrobat Reader. If necessary you can download it from Adobe Systems. Make My Election You have 29 days days left to elect to exchange your eligible stock options for new options. If you do not make an election to exchange eligible stock options from a particular grant, the eligible stock options from the grant will not be exchanged. Make/View/Change My Election Print My Exchange Election Confirmation Need Help? Send an email to option_exchange@formfactor.com. Your email will be responded to by the end of the next business day.  formfactor

Stock Option Exchange Program Exchange Offer Commencement Date: September 2, 2010 Exchange Offer Expiration: September 30, 2010 at 9:00 p.m. Pacific Time Welcome: Home Logout Make My Election (Step 1 of 4) You may only exchange stock options on a grant by grant basis. You may not exchange only part of a stock option grant. Indicate your decision to exchange one or more of your eligible stock options for new stock options by selecting the corresponding “Yes” button in the “Election” column below. If you do not want to exchange one or more of your eligible stock options for new stock options, select the corresponding “No” button in the “Election” column below. If you do not make an election to exchange eligible stock options from a particular grant, the eligible stock options from the grant will not be exchanged. Reminder Before making your election, please ensure that you have reviewed and understand the following documents relating to this offer: Schedule TO – Tender Offer Statement Offer To Exchange FAQs Election Form Notice of Withdrawal Form Stock Option Agreement Form For New Stock Options Stock Option Agreement Terms Breakeven Calculator Eligible Stock Options New Stock Options Grant Number Type Date Price (US $) Shares Underlying Outstanding Options Type Shares Underlying New Options Election NQ 07/16/07 8,000 NQ Yes No Cancel Continue Need Help? Send an email to option_exchange@formfactor.com. Your email will be responded to by the end of the next business day.

Breakeven Calculator - Windows Internet Explorer Breakeven Calculator Assuming the hypothetical exercise price entered in step 2 below, at what stock price will the value of my eligible stock options equal the value of my new stock options? Step 1: Select eligible stock option grant ID Exercise price of eligible stock options Number of shares outstanding in eligible grant 8000 Step 2: Enter hypothetical exercise price of new stock options Press to calculate breakeven price Calculate Exchange ratio based on grant ID selected in Step 1 Number of new stock options Breakeven stock price What is the value of my eligible stock options and new stock options at other stock prices? Step 3: Enter hypothetical future stock price to be used in determining values Press to calculate values Calculate Current Options - Value of eligible stock options selected in Step 1 at price entered in Step 3 New Options - Value of new stock options from Step 2 at price entered in Step 3 Reset

Breakeven Calculator Excel example

Stock Option Exchange Program Exchange Offer Commencement Date: September 2, 2010 Exchange Offer Expiration: September 30, 2010 at 9:00 p.m. Pacific Time Welcome: Home Logout Review Elections (Step 2 of 4) You have made the following elections with respect to your Eligible Option Grants: Eligible Stock Options New Stock Options Grant Number Type Date Price (US $) Shares Underlying Outstanding Options Type Shares Underlying New Options Election NQ 07/16/07 8,000 NQ Yes No Cancel I Agree Need Help? Send an email to option_exchange@formfactor.com. Your email will be responded to by the end of the next business day.

Stock Option Exchange Program Exchange Offer Commencement Date: September 2, 2010 Exchange Offer Expiration: September 30, 2010 at 9:00 p.m. Pacific Time Welcome: Home Logout Review Election Terms and Conditions; Submit My Elections (Step 3 of 4) I acknowledge my election is subject to the terms, conditions, and restrictions in the Offer to Exchange. By submitting an election to exchange eligible stock options I am making the statements in the Election Form for each eligible stock option I elect to exchange. A copy of the election form is available from the home page. By selecting “no” for any eligible stock options, or by not selecting either “yes” or “no”, I understand that I will not receive any new stock options for, and will continue to hold, all of those eligible stock options, which will continue to be governed by the terms and conditions of the applicable existing stock option agreements between FormFactor and me. Email Address: An e-mail will be sent to the e-mail address above confirming your election after you select the “Submit” button below. Cancel Submit Need Help? Send an email to option_exchange@formfactor.com. Your email will be responded to by the end of the next business day.

Stock Option Exchange Program Exchange Offer Commencement Date: September 2, 2010 Exchange Offer Expiration: September 30, 2010 at 9:00 p.m. Pacific Time Welcome: Home Logout Print Election Confirmation (Step 4 of 4) Your election has been recorded as follows: Eligible Stock Options New Stock Options Grant Number Type Date Price (US $) Shares Underlying Outstanding Options Type Shares Underlying New Options Election NQ 07/16/07 8,000 NQ Yes No Print A Confirmation Return To Welcome Page Logout

Email Confirmation Home FormFactor Stock Option Exchange Program - Election Confirmation Your election has been recorded as follows: Name: Employee ID #: Date: Eligible Stock Options 09/01/2010 03:59:13 PM PT New Stock Options Grant Number Type Date Price (US $) Shares Underlying Outstanding Options Type Shares Underlying New Options Election NQ 07/16/07 8,000 NQ Yes No Please print and keep a copy of this Election Confirmation page for your records. The printed copy of this Election Confirmation will provide evidence that you submitted your election.

Breakeven Calculator

THIS IS JUST A SAMPLE

Eligible Option
Number of eligible shares	1,000
Exercise price of eligible option	$19.00
Exchange ratio	2.0
New Option
Number of new shares	500
Hypothetical Exercise price (inserted by participant)	$9.00

Breakeven stock price	$29.00

Hypothetical future stock price (inserted by participant)	$20.00

Potential future value
Eligible Option (0 if negative)	$1,000.00
New Option	$5,500.00

Exchange Range
High	Low	Ratio
0	$13.62	N/A
$13.63	$19.49	2.5
$19.50	$24.99	3.0
$25.00	$35.99	3.5
$36.00	and Up	9.0

Note: Although a manual entry here, the Exchange ratio will defualt to the correct amount in the website